SBS Technologies
FY2006 Executive Incentive Plan

I. Purpose:

The purpose of the FY2006 Executive Incentive Plan (Plan) is to provide designated executives of SBS Technologies with an incentive to achieve goals as set forth under this Plan for the fiscal year ending June 30, 2006 (Plan Year).

II. Philosophy:

The incentive bonus under this Plan for designated executives is based on achievement of thresholds established by the Board of Directors with respect to the performance of SBS Technologies, Inc. (Company), thresholds established by management for Company divisions, and individual performance goals established by management. This Plan's objective is to encourage individual performance by making available the opportunity for designated executives to earn attractive total compensation.

III. Performance Goals: see Figure A

  Revenue (annual):

  Annual Revenue thresholds for the Company as established by the Board of Directors. This Plan rewards achievement (Threshold I) and a maximum overachievement (Threshold II).

  EBITDA (annual)

  As an approximate measure of the Company's operating cash flow, thresholds for earnings before interest expense, income tax, depreciation and amortization (EBITDA) as established for the Company by the Board of Directors.

  Individual Goals (annual)

  Jointly agreed to between each participant and his or her supervisor, these goals reflect operational, task and business issues unique to each participant. Annual Individual Goals will be established and agreed to in writing (signed and dated) for each participant by September 1, 2005. The Management Development and Compensation Committee of the Board of Directors (MDCC) shall establish the individual goals for the Chief Executive Officer. This portion of this Plan is funded and awarded separately from the portion awarded based on Revenue and EBITDA.

  Division Goals

  Financial goals for separate divisions of the Company as established by the Chief Executive Officer.

  Division and individual goals shall be established and measured by the CEO, or as delegated by the CEO.

Figure A: Metrics
Performance Goals for FY2006	Revenue	EBITDA	Division Goals	Individual Goals
Threshold I	TBD*	TBD*	TBD**	TBD**
Threshold II	TBD*	TBD*	TBD**	TBD**

*To be determined by the Board of Directors

**To be determined by the CEO

Bonus percentages for each participant in this Plan have been identified based on market data (Figure B). Within that bonus target, individualized percentages for Revenue, EBITDA, Division Goals and Individual Goals have been determined in accordance with the executive's ability to directly affect those goals (Figure C). In the event of attaining above Threshold I, but less than Threshold II on Revenue or EBITDA, the percentages in Figure B will be adjusted appropriately based on the level of achievement.

Figure B: Bonus Percentages
Title	Threshold I % of Eligible Income*	Threshold II % of Eligible Income*
CEO	30	60
CFO	25	50
COO	25	50
Gen. Counsel	20	40
Others	TBD**	TBD**

* "Eligible Income" means the gross base salary of the participant paid during Plan Year and does not include, without limitation, bonuses, grants of securities or other incentive compensation, overtime, expense reimbursements, or any employee benefits, including the Company's 401(k) matching program.

** To be determined by the Board of Directors

Figure C: Performance Metric Weightings
Title	Revenue	EBITDA	Div. Goals	Individual Goals
CEO	30%	30%	0%	40%
CFO	40%	40%	0%	20%
COO	20%	20%	40%	20%
Gen. Counsel	30%	30%	0%	40%
Others	TBD*	TBD*	TBD*	TBD*

*To be determined by the Board of Directors

IV. Implementation:

This Plan commences July 1, 2005 and concludes June 30, 2006. All Revenue, EBITDA, Division Goals and Individual Goals n are for the one year period ending June 30, 2006.

In the event of a Company-level transaction, such as an acquisition, the Company's metrics will be re-examined to accurately reflect organic growth for the purposes of this Plan.

Bonuses under this Plan shall be paid in the final payroll disbursement of August, 2006 (the Bonus Payment Date).

The CEO will present the score card on Company goals and individual executive pay-outs at the end of the Plan Year to the MDCC, and the CEO's performance against his individual goals will be measured by the MDCC.

V. Eligibility:

For purposes of this Plan, the designated executives are the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, General Counsel, and all other persons identified by the Board of Directors as participants in this Plan. Being a named executive in this program does not guarantee participation in succeeding years.

Participants in this Plan must be employees of the Company throughout the term of this Plan and on the Bonus Payment Date to be eligible for any payment under this Plan.

This Plan does not create or imply the creation of an employment contract between the Company and any participant, nor does it constitute a guarantee of employment for any specific period of time.